Exhibit 99.1

China Shen Zhou Mining & Resources, Inc. Discloses Preliminary Financials for First Quarter of 2013

BEIJING, CHINA, May 17, 2013 – China Shen Zhou Mining & Resources, Inc. (the “Company”) (NYSE Amex: SHZ), on May 16, 2013 filed a Form 12b-25 with the Securities and Exchange Commission disclosing that it was unable to file with the SEC its quarterly report on Form 10-Q for the period ended March 31, 2013 by the May 15, 2013 deadline.

The Company will require additional time due to ongoing discussions with the SEC concerning the accounting treatment for certain development costs incurred at the Company’s mines.

At this time, the outcome of this matter cannot be predicted, however the Company is committed to proper financial reporting and will comply with all requirements in order to resolve this issue.

At this time the Company cannot provide an estimate on when it expects to file the Form 10-Q.

Estimated preliminary financial information as of and for the quarter ended March 31, 2013 is listed in the following table:

The Company cautions that all of these results are preliminary and subject to change following the completion of the discussions with the SEC and our subsequent review. Financial results for such period and the preliminary and unaudited financial information provided herein does not represent all of the information that would normally be included in a quarterly report on Form 10-Q with respect to the Company’s financial results.

Estimated preliminary financial information is as follows (in thousands):

Net loss for the three months ended March 31, 2013:	$1,201 - 1,513
Total assets as of March 31, 2013:	$86,951-98,782
Total liabilities as of March 31, 2013:	$40,081-43,031
Total stockholders’ equity as of March 31, 2013:	$46,870-55,751

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province; (c) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov ..

Contact Information

Ziming Li

Investor Relations

China Shen Zhou Mining & Resources, Inc

Tel: 86-10-88909976

Investors@chinaszky.com